Exhibit 99.1

FOR IMMEDIATE RELEASE

LIBERTY MEDIA LLC ANNOUNCES FINAL RESULTS OF
TENDER OFFER FOR
8-1/2% SENIOR DEBENTURES DUE 2029 AND

8-1/4% SENIOR DEBENTURES DUE 2030

Englewood, Colo., December 4, 2008 – Liberty Media LLC (“Liberty”), a subsidiary of Liberty Media Corporation (Nasdaq: LINTA, LMDIA, LCAPA), today announced the expiration of its previously announced cash tender offer for its 8-1/2% Senior Debentures due 2029 (the “8-1/2% Debentures”) and 8-1/4% Senior Debentures due 2030 (the “8-1/4% Debentures” and, together with the 8-1/2% Debentures, the “Debentures”).  The tender offer expired at 5:00 p.m., New York City time, on December 3, 2008 (the “Expiration Date”).  On November 3, 2008, Liberty commenced a tender offer for the maximum aggregate principal amount of Debentures it could purchase for $285 million at a purchase price per $1,000 principal amount determined in accordance with the procedures of a modified “Dutch Auction.”  The Debentures are attributable to the Liberty Interactive tracking stock group.

Based on the final tabulation by Global Bondholder Services Corporation (“GBSC”), the depositary for the tender offer, the total consideration payable under the tender offer per $1,000 principal amount of Debentures of each series is $587.50.  The total consideration was determined based on a formula consisting of a “base price” of $550.00 per $1,000 principal amount of Debentures plus a “clearing premium” of $37.50.  The clearing premium was determined based on the “bid price,” or minimum consideration that each holder that tendered into the tender offer was willing to receive for its Debentures.  The total consideration per $1,000 principal amount of Debentures includes an “early participation payment” of $10.00 per $1,000 principal amount of Debentures, and only those Debentures that Liberty purchases that were validly tendered and not withdrawn at or below the total consideration price on or prior to 5:00 p.m., New York City time, on November 17, 2008, are entitled to the early participation payment.

Based on the final tabulation by GBSC, the tender offer was oversubscribed, with Liberty receiving valid tenders from holders of approximately $242.2 million aggregate principal amount of 8-1/2% Debentures and approximately $390.9 million aggregate principal amount of 8-1/4% Debentures.  Because the aggregate amount of Debentures validly tendered and not withdrawn as of the Expiration Date at the clearing premium would have caused Liberty to spend more than $285 million to purchase such Debentures, Liberty has accepted Debentures validly tendered in the tender offer on a prorated basis as follows.  First, Liberty has accepted for purchase all Debentures validly tendered (and not withdrawn) with a bid price that resulted in a “bid premium” (the amount by which the bid price exceeded the base price) below the clearing premium, and thereafter, Debentures validly tendered (and not withdrawn) with a bid price that resulted in a bid premium at the clearing premium on a prorated basis based on a proration factor of 70.3% per $1,000 principal amount.  Liberty has accepted for purchase approximately $175.8 million aggregate principal amount of 8-1/2% Debentures and approximately $309.4 million aggregate principal amount of 8-1/4% Debentures.

All Debentures purchased in the tender offer will be retired.  All Debentures tendered but not purchased, including Debentures not purchased because of proration, will be returned promptly to the holders at Liberty’s expense and will remain outstanding.

Payment, including accrued and unpaid interest to, but not including, the date the Debentures are purchased, on all Debentures tendered and accepted for payment in the tender offer, will be made promptly for all accepted tenders.

Liberty retained Citi and Deutsche Bank Securities to serve as dealer managers for the tender offer, and GBSC to serve as the depositary and information agent.  Questions regarding the tender offer may be directed to Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or to Deutsche Bank Securities at (866) 627-0391 (toll free) or (212) 250-2955 (collect).

About Liberty Media LLC

Liberty Media LLC is an intermediate holding company of Liberty Media Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Certain statements in this press release may constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media LLC and its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include the risks and factors described in the publicly filed documents of Liberty Media LLC, including its most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Liberty Media LLC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media LLC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Courtnee Ulrich

Liberty Media LLC

(720) 875-5420